<SEQUENCE>2
[DESCRIPTION]TRUST DATA


                                                                    EXHIBIT 99


                            Supplementary Trust Data




l.  The total amount of cash distributed to
      Certificateholders in l997, per $l,000
      of Certificates..................................................$149.306


2.  The total amount of the distribution set
      forth in paragraph l which represents
      principal payments on the Certificates ...........................$91.146


3.  The amount of outstanding balances in the
      Accounts which were 30 or more days
      delinquent as of the end of the
      December l997 Monthly Period .............................$422,047,932.57


4.  The total amount of the Monthly
      Servicing Fee paid to the Servicer
      by the Trust in l997......................................$151,096,368.38


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